FOR IMMEDIATE RELEASE

Sophiris Bio Applies for Voluntary Delisting from TSX

San Diego, California and Vancouver, British Columbia, November 5, 2013 – Sophiris Bio Inc. (NASDAQ: SPHS, TSX: SHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of benign prostatic hyperplasia (BPH or enlarged prostate), today announced that it has applied for voluntary delisting of its common shares from the Toronto Stock Exchange (“TSX”). Sophiris’ common shares are currently listed for trading on the NASDAQ Global Market and the TSX. After delisting from the TSX, the Company’s shares will continue to trade on NASDAQ under the symbol “SPHS”.

After careful consideration, the Directors of the Company decided to delist from the TSX due to the minimal trading activity of the Company’s common shares on the TSX which no longer justifies the expense and administrative efforts associated with maintaining a dual listing and that the Company’s NASDAQ listing and trading volume will provide Sophiris shareholders with sufficient liquidity.

“Delisting from the TSX creates a central marketplace on NASDAQ for Sophiris shares,” explained Randall Woods, President and CEO of Sophiris. “With Sophiris operations based in the United States, strong exposure to the U.S. financial community, and a Phase 3 trial now underway for PRX302, we believe this was a prudent move for shareholders.”

Subject to the application being accepted by the TSX, the Company expects the delisting to be effective on or about November 13, 2013.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing a clinical-stage, targeted treatment for the symptoms of benign prostatic hyperplasia (BPH or enlarged prostate), which it believes is an unsatisfied market with significant market potential. Sophiris’ lead candidate for BPH, PRX302, is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Sophiris initiated its first Phase 3 clinical trial of PRX302 in October 2013. For more information, please visit www.sophiris.com.

Forward Looking Statements

Certain statements included in this press release may be considered forward-looking, including the expectation that the Company’s shares will be delisted from the TSX and that shareholders will have sufficient liquidity. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, the delisting of the common shares from the TSX, business prospects, strategies, regulatory developments, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Peter Slover
Chief Financial Officer
(858) 777-1760

Corporate Communications and Investor Relations:
Jason Spark Canale Communications (619) 849-6005 jason@canalecomm.com	Michael Moore Equicom Group 619-467-7067 mmoore@tmxequicom.com